UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2023

PRA Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia	23502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 888-772-7326

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRAA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2023, PRA Group, Inc. (the “Company”) completed its previously announced offering of $400 million aggregate principal amount of 8.375% Senior Notes due 2028 (the “Notes”) in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an Indenture, dated February 6, 2023 (the “Indenture”), among the Company, the Guarantors (as defined below) and Regions Bank, as trustee (the “Trustee”). Pursuant to the Indenture, interest on the Notes will accrue at a rate of 8.375% per annum payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2023. The Notes will mature on February 1, 2028, subject to earlier repurchase or redemption.

Guarantees

The Notes are guaranteed (the “Guarantees”) on a senior unsecured basis by all of the Company’s existing and future domestic restricted subsidiaries that guarantee the Company’s Amended and Restated Credit Agreement (as amended, the “North American Credit Agreement”), subject to certain exceptions (the “Guarantors”).

Ranking

The Notes and the Guarantees are unsecured, senior obligations of the Company and the Guarantors. The Notes and the Guarantees: (i) rank equally with the Company’s and the Guarantors’ unsecured senior indebtedness; (ii) rank senior to all of the Company’s and the Guarantors’ future senior subordinated indebtedness; (iii) are effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured indebtedness (including amounts outstanding under the North American Credit Agreement and the Company’s Multicurrency Revolving Credit Facility) to the extent of the assets securing that secured debt; and (iv) are effectively subordinated to all of the preferred stock and liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of those subsidiaries.

Optional Redemption

The Company may redeem the Notes, in whole or in part, at any time (i) prior to February 1, 2025, at a price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus the applicable “make whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date and (ii) on or after February 1, 2025, at the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2025	104.188%
2026	102.094%
2027 and thereafter	100.000%

In addition, at any time on or prior to February 1, 2025, the Company may on any one or more occasions redeem up to an aggregate of 40% of the aggregate principal amount of the Notes (including the principal amount of any additional notes of the same series) at a redemption price of 108.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of a public offering of common stock of the Company; provided, however, that at least 60% in aggregate principal amount of the Notes (including the principal amount of any additional notes of the same series) remains outstanding immediately after the occurrence of such redemption (other than Notes held, directly or indirectly, by the Company or its affiliates) and that such redemption will occur within 90 days of the date of the closing of such public offering.

Offer to Repurchase

In the event of certain events that constitute a Change of Control (as defined in the Indenture), the Company must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of repurchase. If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company will be required to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Covenants

The Indenture contains covenants that, among other things, limit the ability of the Company and the ability of its Restricted Subsidiaries (as defined in the Indenture) to: incur or guarantee additional indebtedness; create liens on assets; pay dividends and make other distributions on, purchase or redeem the Company’s capital stock; prepay, redeem or repurchase certain debt; enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends to the Company or make other intercompany transfers; make certain investments; sell or transfer assets; enter into certain transactions with the Company’s affiliates; effect a consolidation or merger; or designate subsidiaries as unrestricted subsidiaries. Most of these covenants will be suspended for so long as the Notes have investment grade ratings from any two of Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc., and Fitch Ratings, Inc. In addition, the Indenture contains a covenant that requires the Company to deposit $345.0 million of the net proceeds from the offering into a segregated account and use such proceeds to retire all or any portion of its 3.50% convertible senior notes due 2023 (the “2023 convertible notes”) as described under “Use of Proceeds” below.

Events of Default

The Indenture also provides for events of default that, if any of them were to occur, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

No Registration Rights

The Notes have not been registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Company does not intend to issue registered notes and guarantees in exchange for the Notes and the Guarantees.

Use of Proceeds

The Company will deposit $345.0 million of the net proceeds from the offering into a segregated account and use such proceeds to retire all or any portion of its 2023 convertible notes or to satisfy any other obligations with respect to the 2023 convertible notes. Upon any retirement of the 2023 convertible notes by other means and subject to certain conditions, the Company may use such deposited amounts for other purposes not prohibited by the indenture governing the notes. The Company will use the remainder of the net proceeds to repay approximately $51.0 million aggregate principal amount of outstanding revolving borrowings under its North American Credit Agreement (but such prepayment will not reduce the revolving borrowing commitment amount, and the prepaid amount will be available for re-borrowing subject to customary conditions).

Certain Relationships

Some of the initial purchasers, the Trustee and/or their respective affiliates have provided and may, from time to time, continue to provide certain commercial banking, financial advisory, investment banking and other services to the Company, for which they have received and may continue to receive customary fees and reimbursements of expenses. The Trustee is an agent and a lender under the North American Credit Agreement.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture (including form of note), dated as of February 6, 2023, among PRA Group, Inc., the domestic subsidiaries of PRA Group, Inc. party thereto and Regions Bank, as trustee

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA GROUP, INC.

Date: February 6, 2023	By:	/s/ Peter M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer